MANAGEMENT AGREEMENT

     This Agreement is entered into this 30th day of September, 1997, by and between NEWCARE HOSPITAL CORPORATION, or its assigns, a Georgia corporation ("NewCare"), and PRINCETON HOSPITAL, INC., (the "Hospital"), a Florida non-profit corporation located in Orlando, Florida.

                                 RECITALS:

     WHEREAS, NewCare is a corporation which provides management assistance and other administrative services to health care institutions; and

     WHEREAS, the Hospital is a private, non-profit hospital comprised of a 150 licensed bed general acute medical/surgical hospital, and Hospital is seeking management assistance which will enhance revenue, decrease costs, improve cash flow, and generally improve the operational efficiency of the Hospital; and

     WHEREAS, the Hospital, through its Board of Directors, wishes to engage NewCare, and NewCare wishes to provide services to the Hospital under the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, the parties agree as follows:

     1. TERM. The term of this Agreement ("Term") shall commence on October 1, 1997 and shall terminate on September 30, 2002. Either NewCare or Hospital may terminate this Agreement without cause or penalty, effective September 30, 2000, by giving written notice of termination to the other party at least ninety (90) days prior to that date.

     2.   RETENTION OF AUTHORITY BY HOSPITAL; REPRESENTATIONS AND
WARRANTIES.

          (a) Control Retained by Hospital. In providing services and expertise hereunder, NewCare shall from time to time make recommendations to the Hospital's Board of Directors (the "Board") regarding the business, policies, operations, and assets of the Hospital; provided, however, that the Hospital, through the Board, shall retain all decision-making authority and shall exercise control over the business, policies, operation, and assets of the Hospital, in accordance with the Hospital's Charter and Bylaws. NewCare shall perform the services described in this Agreement in accordance with such of the policies and directives of the Hospital as may be from time to time provided to it in writing.

          (b) NewCare Reliance on Board Policies. The Board shall communicate in writing all policies and directives to NewCare, and NewCare shall rely on and assume the validity of communications from, and shall report to, the Board. All matters requiring professional medical judgments shall remain the responsibility of the Hospital's Board and the Hospital's Medical Staff and allied health professionals. NewCare may rely on the recommendations of the Hospital's Medical Staff (and their designated committees and departmental chairmen) relative to the quality of professional services provided by individuals with clinical privileges, and on the Board and the Medical Staff, or any jointly appointed or Board appointed committee or representative as to the adequacy and proper state of repair of all medical equipment and the professional competency, training, and requisite supervision of nurses, medical technicians, and other Medical Staff. NewCare shall have no responsibility for such judgments.

          The relationship between NewCare and the Hospital created by this Agreement is one of principal and agent. The Hospital and NewCare are not partners, joint venturers, or independent contractors, and it is agreed that NewCare is acting solely as the agent of the Hospital in performing services to be provided by NewCare within the scope of this Agreement.

          (c) Representations of the Hospital. The Hospital represents the following to be true:

               i) This Agreement has been duly authorized, executed, and delivered by the Board as the governing body of the Hospital and represents the legal, valid, and binding agreement of the Hospital and is enforceable against the Hospital in accordance with its terms.

               ii) The execution, delivery, and performance of this Agreement by the Hospital and consummation by it of the transactions contemplated hereby do not: (a) require the consent, waiver, approval, license, or authorization of any person or public authority which has not heretofore been obtained; (B) violate any provision of law applicable to Hospital; (C) conflict with or result in a default under, or create, any lien upon any of the property or assets of Hospital pursuant to any agreement or instrument; or (D) violate any judicial or administrative decree, regulation, or any other restriction of any kind or character to which Hospital or Board is a party or by which Hospital or any of its assets may be bound.

     3.   MANAGEMENT ASSISTANCE OF NEWCARE.  NewCare, through its CEO and
CFO, and working with the personnel and resources of the Hospital, will provide the following management assistance during the Term of this Agreement. NewCare shall follow the policies and directives of the Board or any committee thereof in discharging its duties hereunder. Nothing in this Agreement is intended to alter, weaken, displace, or modify the responsibility of the Board of the Hospital's direction and control as set forth in the Hospital's Charter and Bylaws.

          (a) Hospital Personnel Matters. Except for the Key Personnel described in Section 4 below, all Hospital personnel shall be employees or independent contractors of the Hospital and shall be subject to the Hospital's personnel policies. NewCare, as agent for the Hospital, shall assist in the enforcement and administration of the personnel policies established by the Hospital and communicated in writing to NewCare in hiring, managing, and discharging Hospital employees; provided, however, that matters with respect to professional competency shall be determined with the assistance of the appropriate Hospital or Medical Staff committee. Furthermore, NewCare shall assist the Hospital and its personnel director in determining the number and qualifications of employees required for the efficient operation of the Hospital and in establishing and revising wage scales, employee benefit packages, in-service training programs, staffing schedules, and job descriptions, all in order to accomplish the goals and objectives of the Hospital and in accordance with policies and procedures established by the Board.

          (b) Budgets. If requested by the Board during the Term of this Agreement, NewCare shall assist with the preparation of an annual operating budget, annual capital expenditures budget (if appropriate), and annual cash flow projections, all designed to meet the goals and objectives of the Board. In addition, as requested by the Board, NewCare will supply any appropriate revisions to the foregoing to reflect material changes during the fiscal year. If applicable, NewCare shall also compile, subject to the review of the Board, any information the Hospital may be required to provide for the purpose of rate review. Once the Board approves said operating budget, NewCare shall be entitled to proceed with expenditures contemplated thereby without further Board approval; provided, however, that the Board may modify said budget from time to time by written resolution, which modification shall then become the new authorization for expenditures.

          (c) Accounting. NewCare shall supervise the Hospital's accounting system and shall supervise the preparation of monthly and annual balance sheets and statements of income and loss. Annual statements shall be due following the close of each fiscal year during the Term of this Agreement. Any fees charged by the Hospital's independent auditors shall be the responsibility of the Hospital.

          (d) Charges. NewCare shall supervise the issuance of bills and the collection of accounts, in accordance with charge schedules and collection policies established by the Board. NewCare shall be entitled to obtain on behalf of the Hospital the assistance of one or more collection agencies, as approved by the Board. NewCare shall carry out Board policy and exercise reasonable care in managing the accounts and available cash of the Hospital by maintaining accounts and/or certificates of deposit with a financial institution or institutions authorized by the Hospital and by informing the Hospital of the availability of any excess cash. The permitted investment of any excess cash shall be made by NewCare only upon the written direction of the Board.

          (e) Payments. NewCare shall exercise reasonable care in supervising the application of the Hospital's funds to the timely payment of Hospital's liabilities and other obligations. It is specifically agreed and understood, however, that NewCare's obligations under this paragraph are subject to availability of funds to make such payments. Nothing contained herein shall obligate NewCare to make any such payments from its own funds or resources or to advance any monies whatsoever to the Hospital other than as provided in Section 3(j). NewCare shall not be liable either primarily or as guarantor for debts of the Hospital.

          (f) Expenditures. NewCare may reasonably rely on recommendations given to NewCare by the Board or its designee as to the ordering of medical equipment and supplies used in the diagnosis and treatment of patients. Under purchasing policies established by the Board, NewCare shall have the authority to commit the Hospital's funds for the purchase or lease of supplies, goods, and services reasonably necessary to the operation of the Hospital and to cause the Hospital to negotiate, enter into, administer, and terminate contracts therefor.

          (g)  Purchasing Program.

               i) Access. NewCare will offer the Hospital access to any volume purchasing program in which NewCare participates (the "Purchasing Program"), subject to the requirements of the Purchasing Program. Under the Purchasing Program, participating hospitals may have access to discounted prices on goods and services. The Hospital may choose to participate in the Purchasing Program or not, but if the Hospital chooses to participate in the Purchasing Program, the Hospital must execute a written letter of understanding with the Purchasing Program under which the Hospital agrees to comply with the requirements of the Purchasing Program.

               ii) Administrative Fees. The Hospital acknowledges that NewCare and the Purchasing Program may receive administrative fees from vendors in connection with certain products that are purchased, licensed or leased by Hospital under the Purchasing Program, including, without limitation, administrative fees for providing marketing, distribution and promotion services to the Hospital. Such administrative fees will equal 3% or less of the purchase price of the goods or services provided by the participating vendor. NewCare shall disclose to the Hospital in writing, on an annual basis, and to the Secretary of Health and Human Services upon his or her request, the administrative fees NewCare and the Purchasing Program receive as a result of Hospital's purchases.

               iii) LIMITATION OF WARRANTIES. NewCare MAKES NO AND HEREBY DISCLAIMS ANY WARRANTIES WHATSOEVER, AND EXPRESSLY DISCLAIMS ALL
IMPLIED WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR
A PARTICULAR PURPOSE, WITH REGARD TO ANY GOODS OR SERVICES PURCHASED OR USED BY THE HOSPITAL UNDER THE PURCHASING AGREEMENTS.

          (h) Management Plan and Report. NewCare shall submit to the Board for its review and approval an annual management plan (the "Management Plan") designed to implement the goals and objectives of the Hospital which will set forth the efforts, methods, and resources to be used by NewCare and the timetable to be observed to achieve such goals and objectives. Upon acceptance of any Management Plan, the Board hereby agrees to use its best efforts, and to cause the Medical Staff to use their best efforts, to take or cooperate with the actions recommended (to the extent such actions are within the control of the Hospital, the Board, or the Medical Staff and not wholly within the control of NewCare).

          (i) Limitations on NewCare's Duties. NewCare shall not have the authority to:

               i) enter into or terminate contracts with physicians on behalf of the Hospital, except as the Board may specifically authorize from time to time, but NewCare shall have the authority on behalf of the Hospital to negotiate and administer such contracts.

               ii) enter into or terminate contracts with outside consultants on behalf of the Hospital, except as the Board may specifically authorize from time to time, but NewCare shall have the authority on behalf of the Hospital to negotiate and administer such contracts.

               iii) purchase capital assets without the prior approval of the Board unless such approval is deemed granted as part of an approved annual budget or within Board policies and procedures.

               iv) enter into any leases which extend beyond the then current initial or renewal term of this Agreement without the prior approval of the Board unless such approval is deemed granted as part of an approved annual budget.

               v) enter into collective bargaining agreements covering or purporting to cover employees of the Hospital without approval of the Board.

          (j) Capital Improvement Loan. NewCare agrees to loan to Hospital all amounts necessary to enable Hospital to make capital improvement expenditures and to pay its accounts payable, payroll and other operating expenses (excluding depreciation and amortization, debt service on the Hospital's bonds or under loans made pursuant to this paragraph and management fees accrued hereunder) during the term of this Agreement, provided, that NewCare's obligations for such loan shall be limited to a maximum principal amount of TWO MILLION DOLLARS ($2,000,000). Any such amounts so advanced will be evidenced by a promissory note bearing interest at a rate equal to the rate paid by NewCare when borrowing funds (such rate currently being prime plus 3%) and be repayable in full within sixty (60) months. The repayment of principal and interest related to the Capital Improvement/Working Capital Loan shall be subordinate to the payment of operating expenses of the Hospital (excluding any management fees accrued hereunder) principal and interest on any tax exempt or taxable bond debt of the Hospital then outstanding. In addition, NewCare guarantees payment, in aggregate amount not to exceed $4,100,000, of the interest payments due in January 1998 and July 1998 by the Hospital on its existing tax exempt bond debt and due in October 1997 and January, April and July 1998 by the Hospital on its taxable bonds. In the event Hospital has not generated sufficient funds during the course of its business operations to make such payments, NewCare will make such payments or any portion of such payments necessary to result in a full payment to the bondholders of interest on the Hospital's tax-exempt bonds. Any funds so advanced by NewCare shall be added to and increase the maximum principal amount of the Capital Improvement/Working Capital Loan hereinabove described.

     4.   KEY PERSONNEL

          (a) Obligation to Provide. NewCare shall provide the Hospital with the services of a hospital administrator ("CEO") and, beginning on the 20th day of this Agreement (or earlier, if the Board so agrees), a controller ("CFO"), each of whom shall be acceptable to the Hospital on a continuing basis. All persons employed by NewCare whose full-time services are furnished to the Hospital under this section are referred to as "Key Personnel". All Key Personnel shall be employees of NewCare throughout the Term of this Agreement. NewCare shall determine the amount and nature of and shall pay compensation (as hereinafter described) to the Key Personnel for all services rendered by them in connection with this Agreement. Nevertheless, the selection of Key Personnel and their replacements shall be subject to the Board's approval, which shall not be unreasonably withheld.

          (b) Covenant Not to Hire. Until one year following the termination or expiration of the Term of this Agreement, the Hospital will not, and will not permit any of its Affiliates to, employ or offer to employ any individual who has been employed, at any time during the Term of this Agreement, by NewCare unless (i) such Key Personnel were employees of the Hospital immediately prior to their becoming Key Personnel or (ii) NewCare gives its written consent thereto, which consent shall be within the sole discretion of NewCare. Likewise, NewCare will not, and will not permit any of its Affiliates to, employ or offer to employ any Hospital personnel, other than the Key Personnel, until one year following the termination or expiration of the Term of this Agreement unless the Hospital gives its written consent thereto. The parties recognize and agree that monetary damages are not an adequate remedy for a breach by a party of this covenant not to hire employees of the other party. The parties agree that irreparable damage will result to a party and its business from a breach of this covenant by the other party and that in the event of a breach or a threatened breach of this covenant, in addition to monetary damages, the injured party shall be entitled to an injunction enjoining the other party from violating this covenant.

          (c) Reimbursement of Compensation. In addition to NewCare's management fee hereunder, the Hospital shall, upon receipt of invoice, reimburse NewCare for the costs and expenses associated with NewCare's provision of the Key Personnel, including their salaries, taxes, fringe benefits, and business expenses. The amount of salary reimbursable hereunder shall be subject to the Board's approval, which shall not be withheld if the salary is within the range for similar hospitals covered by the NewCare compensation program. The term "fringe benefits" as used herein shall include all fringe benefits which are or may become standard for administrative or managerial personnel of NewCare (such as health insurance, disability insurance, life insurance, retirement plans and, with respect to the CEO, automobile and automobile expenses). The Hospital shall also reimburse NewCare for the interim living expenses of the CEO and CFO, which include local lodging, food, local transportation, other out-of-pocket expenses, and two trips home per month.

          It is specifically understood and agreed that reimbursable compensation for Key Personnel shall be considered a payroll obligation of the Hospital for purposes of setting priorities for payments of Hospital obligations.

     5.   FEES AND EXPENSES.

          (a) Amount. The Hospital shall pay NewCare a base fee of $75,000 per month during the term of this Agreement. In addition, the Hospital shall pay NewCare a performance incentive during the term of this Agreement, if earned, in an amount not to exceed a cumulative total of three percent (3%) of net revenues billed per month, which will be based upon the accomplishment of various objective measures of NewCare's performance which comply in all respects with the requirements of U.S. Treasury Rev. Proc. 93-19.

          (b) Expenses. In addition to NewCare's fee, the Hospital shall reimburse NewCare for the expenses of the Key Personnel described in Section 4, as well as the actual expenses of travel, lodging, meals, local transportation, and other out-of-pocket expenses incurred by all NewCare other personnel and consultants providing services under this Agreement. The Hospital shall have no obligation to reimburse NewCare for entertainment expenses incurred by its employees which are not related to the business of the Hospital. NewCare shall use all reasonable measures to control expenses (such as using Holiday Inn-level accommodations) and will submit detailed documentation to the Hospital for all such expenses.

          (c) When Due. The base fees will be paid in equal monthly installments in advance. Any performance incentive earned by NewCare during the term of this Agreement shall be due and payable within 30 days of NewCare's presentation to the Board of documentation of the accomplishment of the required goals. All reimbursable expenses shall be due and payable within 14 days of the date of invoice. The Hospital agrees to pay NewCare interest, at the rate of twelve percent (12%) per annum, on all fees and reimbursable expenses not paid when due, said interest to accrue from the date originally due until payment is made. The Hospital agrees to be responsible for payment of all reasonable legal fees and collection fees incurred by NewCare for collection of all past due fees and reimbursable expenses. The base fee and performance incentive shall be subordinate to the payment of principal and interest on any tax exempt debt of the Hospital then outstanding.

     6. DUTY TO COOPERATE. The parties acknowledge that the parties' mutual cooperation is critical to the ability of NewCare to perform its duties hereunder successfully and efficiently. Accordingly, each party agrees to cooperate with the other fully in formulating and implementing goals and objectives which are in the Hospital's best interest.

     7.   OWNERSHIP OF INFORMATION; CONFIDENTIALITY.

          (a) NewCare Systems. NewCare retains all ownership and other rights in all systems, manuals, computer software, materials, and other information, in whatever form, provided by or developed by NewCare in the performance of its obligations hereunder (hereinafter collectively referred to as "Systems"). The Hospital shall maintain the confidentiality of the Systems and shall not duplicate or permit the duplication of any portion of the Systems. Any Systems specifically developed for, or tailored for, the Hospital may be retained by the Hospital following the termination of this Agreement.

          (b) NewCare Purchasing Agreements. The Hospital will not disclose the terms or prices of any NewCare Purchasing Agreement to any third party unless specifically authorized in writing to do so by NewCare.

          (c) Hospital Information. During the Term of this Agreement the Hospital shall give NewCare full access to the Hospital, its facilities, and its records. NewCare shall maintain the confidentiality of patient records, charges, wages, marketing strategies, and other confidential information regarding the Hospital, its patients, employees, and physicians, except to the extent that disclosure is required by law. Further, NewCare will maintain the confidentiality of the Hospital's proprietary computer systems, manuals, and other proprietary information owned by or licensed to the Hospital and will not disclose or permit disclosure of such information without the Hospital's consent.

     8. LICENSING; ACCREDITATION. The Hospital shall take all steps reasonably necessary to keep the Hospital fully licensed and, if eligible, duly accredited by the Joint Commission for Accreditation of Healthcare Organizations or the American Osteopathic Association, and NewCare shall cooperate in said endeavors. The Hospital shall do nothing willful to jeopardize Medicare, Medicaid, or other third-party reimbursement arrangements. Both the Hospital and NewCare shall use all reasonable efforts to abide by all relevant laws, ordinances, rules, and regulations of state, local, or federal governments.

     9.   INSURANCE.

          (a) Hospital. The Hospital has and shall maintain throughout the Term of this Agreement the following minimum insurance coverage:

Comprehensive General Liability          $10,000,000 per occurrence
                                         $10,000,000 aggregate

Hospital Professional Liability          $10,000,000 per occurrence
                                         $10,000,000 aggregate

Directors' and Officers' Liability       $5,000,000

Fidelity Bond                            $  500,000

Immediately upon the effective date of this Agreement, the Hospital shall cause NewCare to be named as an additional insured, with respect to this Agreement, under the comprehensive general and hospital professional liability policies. Its rights to invoke the protection of such policies shall be severable from and independent of the Hospital's rights, and these policies shall not be terminable or non-renewable except upon thirty (30) days prior written notice to NewCare. Upon request, the Hospital shall give to NewCare a copy of the endorsements naming NewCare as an additional insured. Such insurance policies shall also contain endorsements which reflect the primary liability of the Hospital's insurance carrier for all covered losses provided for in this Section 9, notwithstanding any insurance which may be maintained by NewCare or any Affiliate thereof covering such loss and provide for extended coverage or "tail" insurance.

          (b) NewCare. NewCare has and shall maintain throughout the Term of this Agreement, insurance with at least the limits of coverage listed in subsection 9(a) above, including Fidelity Insurance in an amount no less than $500,000 insuring against dishonesty and other wrongdoing by its employees, officers and directors. Upon request, NewCare will furnish evidence of such insurance to the Board.

     10. ACCESS TO BOOKS AND RECORDS. Upon the written request of the Secretary of Health and Human Services, the Comptroller General, or any of their duly authorized representatives, NewCare will make available those contracts, books, documents, and records necessary to certify the nature and extent of the costs of providing services under this Agreement. Such inspection shall be available up to 4 years after the rendering of such services. If NewCare carries out any of the duties of this Agreement through a subcontract with a value of $10,000 or more over a 12-month period with a related individual or organization, NewCare agrees to include this requirement in any such subcontract. This section is included pursuant to and is governed by the requirements of Public Law 96-499, Sec. 952, and the regulations promulgated thereunder.

     11. BREACH. In the event of a breach of any obligation or covenant under this Agreement, other than the obligation to pay money, the nonbreaching party shall give the breaching party written notice of the specifics of the breach, and the breaching party shall have a 30 day cure period (the "Cure Period") in which to cure the breach. Only if the breach is not cured within the applicable Cure Period shall the nonbreaching party be entitled to pursue any remedies it may have by reason of the breach. A waiver of any breach of this Agreement shall not constitute a waiver of any future breaches of this Agreement, whether of a similar or dissimilar nature.

     12. TERMINATION OF AGREEMENT. This Agreement may be terminated prior to the expiration of the Term only as follows and as set forth in Section 1 above, and any such termination shall not affect any rights or obligations arising prior to the effective date of termination:

          (a) Breach. In the event of a breach of this Agreement which is not cured within the Cure Period set forth in Section 11, "Breach", or in the event of a breach as to which no Cure Period is provided by this Agreement, the nonbreaching party may terminate this Agreement upon no less than 30 days' notice; provided that in the event that the Hospital fails to make any payment to NewCare when due, NewCare may terminate this Agreement immediately upon notice to the Hospital and may cease providing services to the Hospital unless such failure to pay is solely the result of those certain subordination provisions contained herein. These remedies shall be in addition to any other remedy available at law or in equity. Failure to terminate this Agreement shall not waive any breach of this Agreement.

          (b) Representations. Either party may terminate this Agreement upon 30 days written notice in the event any representation made by the other party herein is found to be untrue in any respect which would have a material adverse effect upon the financial condition or business operations of the other party or would have a material adverse effect upon the ability of the Hospital or NewCare to perform under this Agreement.

          (c) Casualty. In the event that the physical plant housing the Hospital is destroyed or is so damaged that it is reasonably anticipated that the Hospital will not within 90 days commence repair or reconstruction with a view toward resuming full operation, then either party may terminate this Agreement upon no less than 30 days notice, provided that such notice is given within 30 days following the destruction or damage.

          (d) Insolvency. NewCare may terminate this Agreement upon 30 days notice in the event the Hospital becomes insolvent or fails to pay, or admits in writing its inability to pay, its debts as they mature; or a trustee, receiver or other custodian is appointed for the Hospital for all or a substantial part of the Hospital's property and is not discharged within 30 days; or any bankruptcy reorganization, debt, arrangement, or other proceeding under any bankruptcy or insolvency law or any dissolution or liquidation proceeding is instituted by or against the Hospital and if instituted against the Hospital is consented to or acquiesced in by the Hospital or remains for 60 days undismissed; or any warrant or attachment is issued against any substantial portion of the property of the Hospital which is not released within 30 days of service.

          (e) Reorganization. In the event that the Hospital undergoes a reorganization which materially alters NewCare's duties or is reasonably anticipated to have a material effect on NewCare's ability to perform satisfactorily its duties hereunder, then NewCare may terminate this Agreement upon no less than 30 days notice given no later than 60 days following the effective date of the reorganization.

          (f) Litigation. NewCare may terminate this Agreement upon 30 days written notice in the event there is entered against the Hospital one or more judgments or decrees which would have a material adverse effect upon the financial condition or business operations of the Hospital or the Hospital's ability to perform under this Agreement.

          (g) Licenses. NewCare may terminate this Agreement upon 30 days written notice in the event any material license or certification required by Hospital to operate cannot be obtained or is suspended, terminated, or revoked.

     13. EFFECTS OF TERMINATION. In the event of the termination of this Agreement for any reason, NewCare shall immediately be paid all fees theretofore earned and reimbursed for all expenses incurred for which reimbursement is required under this Agreement and otherwise. This remedy shall be in addition to any other remedy available at law or in equity. The termination of this Agreement for any reason shall be without prejudice to any payments or obligations which may have accrued or become due hereunder prior to the date of termination or which may become due after such termination. If either party commences legal action alleging any violation of this Agreement, the non-prevailing party shall pay all costs and reasonable attorneys' fees incurred by the prevailing party in connection with such action.

     14. INDEMNIFICATION AND HOLD HARMLESS. The provisions of this Section 14 shall survive the termination or expiration of this Agreement. The Hospital shall defend, indemnify, and save NewCare and its directors, officers, employees, representatives, agents and attorneys harmless from and against any and all liability and expenses of any kind, including without limitation attorneys fees and expenses arising from claims by third parties in connection with the activities or operation of the Hospital unless such liability resulted from (1) the sole negligence of NewCare outside the scope of its authority under this Agreement or (2) the willful misconduct or gross negligence of NewCare in the provision of services under this Agreement. Such defense will be carried out by counsel satisfactory to NewCare.

     15. NOTICES. All notices permitted or required by this Agreement shall be deemed given when in writing and delivered personally or deposited in the United States mail, postage prepaid, return receipt requested, addressed to the other party at the address set forth below or such other address as the party may designate in writing:

      To NewCare:       NewCare Hospital Corporation
                        6000 Lake Forrest Drive, Suite 200
                        Atlanta, Georgia  30328
                        Attn:  President

      To the Hospital:  Princeton Hospital, Inc.
                        1800 Mercy Drive
                        Orlando, Florida 32808
                        Attn:  Chairman, Board of Directors

     16. ASSIGNMENT. NewCare may assign its rights hereunder without the prior written consent of the Hospital.

     17. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, executors, administrators, assigns, subtenants, successors in interest, and successors in ownership, operation, or control of the Hospital.

     18. LIMITATION OF LIABILITY. NewCare's liability, if any, for loss or damages arising out of any breach by NewCare of the provisions hereof shall in no event exceed the aggregate fees paid NewCare by Hospital hereunder.

     19. WAIVER OF TRIAL BY JURY. Each party hereto hereby irrevocably waives any and all rights it may have to demand that any action, proceeding or counterclaim arising out of or in any way related to this Agreement or the relationships of the parties hereto be tried by jury. This waiver extends to any and all rights to demand a trial by jury arising from any source including, but not limited to, the Constitution of the United States or any state therein, common law or any applicable statute or regulations. Each party hereto acknowledges that it is knowingly and voluntarily waiving its right to demand trial by jury.

     20. CONFIDENTIALITY OF AGREEMENT. NewCare and the Hospital agree that the terms and conditions of this Agreement shall remain confidential, except with regard to the parties' attorneys. Neither NewCare nor the Hospital shall distribute this Agreement, or any part thereof, to any third party unless required by law to do so.

     21.  MISCELLANEOUS.

          (a) Headings. Section heading are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

          (b) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute one agreement.

          (c) Severance. Should any part of this Agreement be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining portions.

          (d) Authority. Each individual signing this Agreement warrants that such execution has been duly authorized by the party for which he or she is signing. The execution and performance of this Agreement by each party has been duly authorized by all applicable laws and regulations and all necessary corporate action, and this Agreement constitutes the valid and enforceable obligation of each party in accordance with its terms.

          (e) Law. This Agreement shall be construed in accordance with the laws of the State of Florida.

          (f) Amendment. This Agreement may not be modified except in a written document executed by the party to be charged.

          (g) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements and representations with respect to the subject matter hereof.

ATTEST:                               PRINCETON HOSPITAL, INC.

By:/s/ Jeff Andrews                   By: /s/ Joe L. Collins
   Jeff Andrews                              Joe L. Collins
Title: ________________________       Title:  President

                                      NEWCARE HOSPITAL CORPORATION

By: /s/ Philip M. Rees                By: /s/ Arthur Doloresco
   Philip M. Rees                        Arthur Doloresco
Title: Secretary                      Title:  President

THE OBLIGATIONS OF NEWCARE HOSPITAL CORPORATION HEREUNDER ARE
HEREBY UNCONDITIONALLY GUARANTEED BY NEWCARE HEALTH CORPORATION.

NEWCARE HEALTH CORPORATION

By: /s/ Chris Brogdon
    Chris Brogdon

Title: Chairman

Date: September 30, 1997